EXHIBIT 21.1

LIST OF THE SUBSIDIARIES OF THE COMPANY

The Leather Factory, Inc., a Nevada corporation

The Leather Factory of Nevada Investments, Inc., a Nevada corporation

The Leather Factory, LP, a Texas limited partnership

The Leather Factory, Inc., an Arizona corporation

Hi-Line Leather & Manufacturing Company, a California corporation

Roberts, Cushman & Company, Inc., a New York corporation

The Leather Factory of Canada Ltd., an Ontario domiciled Canadian corporation

Tandy Leather Company, Inc., a Nevada corporation

Tandy Leather Company Investments, Inc. a Nevada corporation

Tandy Leather Company, LP, a Texas limited partnership

Tandy Leather Factory Australia Pty Ltd, an Australian proprietary company

Tandy Leather Factory Espana, S.L., a Spanish limited liability company

Tandy Leather Factory UK Limited, a United Kingdom limited liability company